Exhibit 99.1

Blount International, Inc.
4909 SE International Way (97222 4679)
PO Box 22127
Portland, OR 97269 2127 USA
(503) 653-8881
FAX: (503) 653-4555

NEWS RELEASE

Contact:	Calvin E. Jenness
Senior Vice President
and Chief Financial
Officer
503-653-4573
Release:	Immediately

Blount Announces 2010 Third Quarter Results

•                  Third quarter results reflect execution of debt refinancing, purchase of SpeeCo, and sale of Gear Products

•                  Third quarter sales 28% higher than the third quarter of 2009, 17% higher excluding SpeeCo

•                  Operating Income of $20.7 million, with operating margins pressured by currency, commodity prices, and strategic initiatives

•                  Full year sales and operating income outlook updated

PORTLAND, OR, November 3, 2010: Blount International, Inc. [NYSE: BLT] (“Blount” or the “Company”) today announced results for the third quarter ended September 30, 2010, and updated its full year financial outlook for 2010.

Results for the Quarter Ended September 30, 2010

The Company’s sales in the third quarter of 2010 were $162.6 million, a 28.1% increase from the third quarter of 2009. Operating income for the third quarter of 2010 was $20.7 million compared to $20.2 million in the third quarter of 2009. Third quarter income from continuing operations was $10.6 million ($0.22 per diluted share) compared to $11.0 million ($0.23 per diluted share) in the third quarter of 2009.

2010 results include the operations of SP Companies, Inc. (“SpeeCo”) from the acquisition date of August 10, 2010 and exclude the results of Gear Products, Inc. (“Gear Products”) divested on September 30, 2010. Gear Products is reported as discontinued operations for all periods presented. With the divestiture of Gear Products, the Outdoor Products segment now represents 100% of the Company’s revenue and the Company’s only reportable segment.

Josh Collins, Chairman and Chief Executive Officer, commented on the results for the third quarter of 2010: “The third quarter was an active period for the Company. We acquired SpeeCo, refinanced our balance sheet and divested our remaining non-core asset, Gear Products. These actions are consistent with our strategic direction and will further strengthen the Company’s future financial performance. Additionally, we made further investments in the strategic programs initiated earlier in the year. These investments are targeted to increase future manufacturing efficiency and to improve our customer service levels. Our third quarter operating margins declined from the second quarter of this year as a result of these program costs, and from the negative impact of foreign exchange rates and steel pricing.”

Sales

In the third quarter of 2010, sales were 17.2% higher than the third quarter of 2009 (all sales increases are quoted excluding sales related to SpeeCo). International sales grew 19.8% and domestic sales grew 10.7% on a year-over-year basis. Sales to original equipment manufacturers were up 30.7% and replacement sales increased 13.6%. Foreign exchange rate changes had an unfavorable year-over-year impact on sales, primarily driven by a stronger U.S. dollar compared to most of the European currencies. The change to Outdoor Products sales in the comparable periods is illustrated below, with the addition of SpeeCo sales represented entirely as unit volume increase:

% Change in Sales from Prior Year:
Unit Volume	+29.2%
Selling Price/Mix	0.0%
Foreign Exchange	(1.1)%
Total	28.1%

Sales order backlog increased to $130.4 million at September 30, 2010, compared to $80.3 million at September 30, 2009, and $78.1 million as of December 31, 2009. SpeeCo backlog represents $10.3 million of the total backlog at September 30, 2010.

Gross Profit

Gross profit was $50.4 million compared to $43.8 million in the third quarter of 2009. The increase in gross profit was driven primarily by the increase in sales volume, including the benefits of acquiring SpeeCo mid-quarter. The favorable impact of higher sales volumes was partially offset by unfavorable movement in foreign exchange rates, increased steel costs, non-cash expenses related to SpeeCo acquisition accounting, and charges taken in connection with pursuit of the Company’s strategic programs. A reconciliation of the third quarter 2010 gross profit and gross profit margin to both the third quarter of 2009 and the second quarter of 2010 is presented below:

% Change in Gross Profit and Related Margin	Compared To		Compared To
(dollars in millions)	Third		Second
(amounts may not sum due to rounding)	Quarter 2009		Quarter 2010
Base Period Gross Profit and Gross Profit Margin	$43.8	34.5%	$51.1	35.3%
Increase/ (Decrease)
Unit Volume, including SpeeCo	13.8	+0.6%	4.7	(0.9)%
Selling Price /Mix	—	0.0%	0.4	0.2%
Costs/Mix	(1.6)	(1.0)%	(1.5)	(0.9)%
Steel costs	(1.0)	(0.6)%	(1.4)	(0.9)%
Purchase accounting charges related to SpeeCo	(1.6)	(0.9)%	(1.6)	(1.0)%
Foreign Exchange	(3.1)	(1.6)%	(1.4)	(0.8)%
Total Change	6.6	(3.5)%	(0.7)	(4.3)%
2010 Gross Profit and Gross Profit Margin	$50.4	31.0%	$50.4	31.0%

Rising steel prices experienced in the second quarter of 2010 increased cost of sales in the third quarter as the finished goods incorporating the more expensive steel were sold. Execution of the Company’s strategy to streamline product offerings and the resulting manufacturing footprint resulted in charges totaling $1.3 million to cost of sales for inventory, which are included in the costs/mix line in the table above.

Operating Income

Operating income increased $0.5 million to $20.7 million in the third quarter compared to the third quarter of 2009. The drivers of the change in operating income compared to both the third quarter of 2009 as well as the second quarter of 2010 are presented below:

	Compared To
	Third	Second
% Change in Operating Income	Quarter	Quarter
(dollars in millions)	2009	2010
Base Period Operating Income:	$20.2	$22.0
Increase/ (Decrease)
Gross Profit	6.6	(0.7)
Outdoor Products SG&A	(4.4)	0.4
SpeeCo SG&A	(1.0)	(1.0)
Corporate SG&A and Other	(1.0)	(0.1)
Foreign Exchange	0.3	0.1
Total Change	0.5	(1.3)
2010 Operating Income	$20.7	$20.7

Outdoor Products-related SG&A increased compared to the third quarter of 2009 in a variety of areas. The Company experienced increased spending in advertising expense of $1.3 million and incremental compensation expense of $1.1 million, primarily driven by better operating results. Additionally, the Company made upfront investments in our efficiency efforts, along with more complete integration of the manufacturing of Carlton branded products, which resulted in incremental expenses of $0.8 million in the third quarter of 2010 compared to the third quarter of 2009. Costs related to recruitment, relocation, travel, and training were also up $0.5 million on a year-over-year basis as the Company returned to more normal spending levels in those areas.

The increase in corporate SG&A levels compared to the third quarter of 2009 was driven primarily by increased equity compensation and incentive compensation related to improved operating results.

Income from Continuing Operations

Third quarter 2010 income from continuing operations was affected by a non-recurring expense for the refinancing of debt in August and an income tax benefit reflecting the release of previously reserved income taxes for uncertain tax positions. Overall, the change to income from continuing operations for this year’s third quarter compared to the third quarter of 2009 is illustrated in the table below:

Change in income from continuing operations:

			Income
		Income	From	Diluted
(amounts in millions except per share data)	Pre-tax	Tax	Continuing	earnings
(amounts may not sum due to rounding)	Income	Effect	Operations	per share
2009 Third Quarter Results	$14.5	$3.5	$11.0	$0.23
Change due to
Increased operating income	0.5	0.1	0.3	0.01
Increased net interest expense	(1.6)	(0.4)	(1.2)	(0.02)
Refinancing related expenses	(7.1)	(1.7)	(5.4)	(0.11)
Other income (expense), net	(0.5)	(0.1)	(0.3)	(0.01)
Change in income tax reserve and rate	—	(6.2)	6.2	0.13
2010 Third Quarter Results	$5.8	$(4.8)	$10.6	$0.22

As of September 30, 2010 the Company had net debt of $283.7 million, up $31.6 million from September 30, 2009 and up $52.9 million from December 31, 2009. Net debt has increased primarily as a result of the acquisition of SpeeCo.

Discontinued Operations

Discontinued operations reflect the operating results and the gain on the September 30, 2010 sale of the Company’s former Gear Products subsidiary. Income from discontinued operations in the third quarter of 2010 was $5.1 million ($0.10 per diluted share) primarily from the gain on sale. The Company received approximately $25 million in cash on the closing date of the transaction and expects net cash proceeds to be approximately $18 million after final settlement of the purchase price and payment of transaction related costs and income taxes on the gain.

2010 Financial Outlook

The Company’s fiscal year 2010 outlook for continuing operations is for sales to range between $600 million and $610 million, including the addition of SpeeCo for the period from August 10, 2010 to the end of the year and excluding Gear Products for the entire year. This sales range is consistent with previous guidance as it relates to continuing operations. The outlook for 2010 full year sales from continuing operations assumes full year growth between 17% and 19% compared to 2009, excluding the added sales from SpeeCo. Operating income for 2010 is expected to range from $83 million to $86 million. The outlook assumes a $6 million to $7 million reduction in full-year operating income related to changes in foreign currency compared to 2009 and full-year steel costs that are slightly favorable compared to full-year 2009 levels. Before payment of income taxes on the sale of Gear Products, free cash flow (cash from operating activities less net capital spending) is expected to be between $37 million and $43 million in 2010. Income taxes related to the gain on Gear Products are estimated to be $6.5 million. Net interest expense is expected to be between $25 million and $26 million. The effective income tax rate for continuing operations for the fourth quarter of 2010 is expected to be between 33% and 36%.

A reconciliation of the current 2010 full-year outlook for sales and operating income compared to the outlook given at the conclusion of the second quarter of 2010 is provided in the table below. Additionally, estimated 2010 full-year pro forma amounts are provided as if the acquisition of SpeeCo and disposition of Gear Products had both occurred on January 1, 2010.

		Operating
(amounts in millions)	Sales	Income
Previous 2010 Outlook Mid-Point Estimates	$590.0	$88.5
Change in outlook due to
Addition of SpeeCo	31.1	1.4
Elimination of Gear Products	(16.8)	(2.7)
Change in base business outlook	0.7	(2.7)
Current 2010 Outlook Mid-Point Estimates	$605.0	$84.5

Current 2010 Outlook Mid-Point Estimate	$605.0	$84.5
Pro forma adjustment
SpeeCo Results Prior to August 10, 2010 Acquisition	45.2	3.6
Pro forma 2010 Full Year Mid-Point Outlook	$650.2	$88.1

Pro forma 2010 Full Year Adjusted EBITDA		$125.0

The above amounts include $3.4 million and $6.5 million of purchase accounting amortization and acquisition related charges for SpeeCo for the current 2010 outlook mid-point estimate and pro forma 2010 full year outlook, respectively. Pro forma 2010 Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) is a non-GAAP measure and is reconciled to Operating Income in the attached financial data table.

Blount is a global manufacturer and marketer of replacement parts, equipment, and accessories for the forestry, lawn and garden, farm and ranch, and construction industries, and is the market leader in manufacturing saw chain and guide bars for chain saws. Blount sells its products in more than 100 countries around the world. For more information about Blount, please visit our website at http://www.blount.com.

“Forward looking statements” in this release, including without limitation the Company’s “outlook,” “expectations,” “beliefs,” “plans,” “indications,” “estimates,” “anticipations,” “guidance” and their variants, as defined by the Private Securities Litigation Reform Act of 1995, are based upon available information and upon assumptions that the Company believes are reasonable; however, these forward looking statements involve certain risks and should not be considered indicative of actual results that the Company may achieve in the future. In particular, among other things, guidance given in this release is expressly based upon certain assumptions concerning market conditions, foreign currency exchange rates, and raw material costs, especially with respect to the price of steel, the presumed relationship between backlog and future sales trends and certain income tax matters, as well as the uncertainty of the current global economic situation. To the extent that these assumptions are not realized going forward, or other unforeseen factors arise, actual results for the periods subsequent to the date of this announcement may differ materially.

Blount International, Inc. Financial Data (Unaudited)

Condensed Consolidated Statements of Income	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share data)	2010	2009	2010	2009
Sales	$162,581	$126,923	$440,498	$348,473
Cost of sales	112,174	83,081	289,900	234,490
Gross profit	50,407	43,842	150,598	113,983
Selling, general, and administrative expenses	29,702	23,113	86,560	70,850
Gain on sale of land and building	—	—	—	(2,701)
Plant closure and severance costs	—	482	—	6,886
Operating income	20,705	20,247	64,038	38,948
Interest expense, net of interest income	(7,713)	(6,124)	(20,565)	(18,326)
Other income (expense), net	(7,189)	368	(7,221)	406
Income from continuing operations before income taxes	5,803	14,491	36,252	21,028
Provision (benefit) for income taxes	(4,757)	3,491	7,207	5,378
Income from continuing operations	$10,560	$11,000	$29,045	$15,650
Income from discontinued operations, net	5,053	342	5,793	881
Net income	$15,613	$11,342	$34,838	$16,531

Basic income per share:
Continuing operations	$0.22	$0.23	$0.61	$0.33
Discontinued operations	0.11	0.01	0.12	0.02
Basic income per share:	$0.33	$0.24	$0.73	$0.35
Diluted income per share:
Continuing operations	$0.22	$0.23	$0.60	$0.32
Discontinued operations	0.10	—	0.12	0.02
Diluted income per share:	$0.32	$0.23	$0.72	$0.34
Shares used for per share computations (in 000’s):
Basic	47,902	47,766	47,844	47,751
Diluted	48,424	48,271	48,364	48,210

Condensed Consolidated Balance Sheets	September 30,	December 31,
(In thousands)	2010	2009
Assets:
Cash and cash equivalents	$91,000	$55,070
Accounts receivable	85,651	74,475
Inventory	103,730	78,179
Other current assets	28,494	29,490
Property, plant and equipment, net	108,051	114,470
Other non-current assets	191,388	131,882
Total assets	$608,314	$483,566
Liabilities:
Current maturities of long-term debt	$7,687	$5,013
Other current liabilities	104,645	82,654
Long-term debt, net of current maturities	367,013	280,852
Other long-term liabilities	97,939	121,787
Total liabilities	577,284	490,306
Stockholders’ equity (deficit)	31,030	(6,740)
Total liabilities and stockholders’ equity (deficit)	$608,314	$483,566

Net debt (in thousands) (Current maturities plus Long-term debt less Cash and cash equivalents)	$283,700	$230,795

Blount International, Inc. Financial Data (Unaudited)

Free Cash Flow	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2010	2009	2010	2009
Net cash provided by operating activities	$1,307	$10,782	$32,698	$28,855
Net purchases of property, plant and equipment	(5,306)	(4,510)	(13,890)	(9,455)
Free cash flow	$(3,999)	$6,272	$18,808	$19,400

Segment Information	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2010	2009	2010	2009
Total sales	$162,581	$126,923	$440,498	$348,473
Operating income:
Outdoor products	$26,985	$25,506	$82,952	$56,020
Other and corporate expense	(6,280)	(5,259)	(18,914)	(17,072)
Operating income	$20,705	$20,247	$64,038	$38,948

Pro forma Adjusted EBITDA Outlook	Full Year
(In thousands)	2010
2010 Operating Income Outlook Mid-Point Estimate	$84,500
Operating income of SpeeCo prior to August 10, 2010 acquisition	3,700
Depreciation	22,000
Amortization	7,500
SpeeCo acquisition related charges	500
Stock compensation	3,200
Inventory charges and asset impairment related to production efficiency programs	3,100
Transaction costs	500
Earnings before Interest, Taxes, Depreciation, Amortization and certain charges (“EBITDA”)	$125,000